Exhibit 8(dd)(1)

Amendment No. 7 to Participation Agreement (PIMCO)

SEVENTH AMENDMENT TO PARTICIPATION AGREEMENT

BETWEEN PIMCO VARIABLE INSURANCE TRUST,

PIMCO INVESTMENTS LLC AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

THIS AMENDMENT, effective as of the 1st day of September, 2013, by and among Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), PIMCO Variable Insurance Trust (the “Fund”) and PIMCO Investments LLC, (the “Underwriter”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIII. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the Designated Portfolios pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1 For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2. The Underwriter shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

13.3. The Fund represents, warrants and covenants that the availability of Fund’s Statutory Prospectuses and certain other Fund documents will comply with all applicable requirements of Rule 498, including, in particular, paragraph (e).

13.4. The Fund represents and warrants that the Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and the Designated Portfolios. The Fund further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

13.5. The Fund represents and warrants that it will be responsible for compliance with the provisions of
Rule 498(f)(1) involving Contract owner requests for additional Fund documents made directly to the Fund. The Fund further represents and warrants that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

13.6. The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates in a manner consistent with Rule 498(f)(1), and the Company shall obtain all such documents from the website maintained by or on behalf of the Fund for purposes of complying with Rule 498(e), and shall not alter, in any way, such documents.

13.7. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.8. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser will use commercially reasonable effort to provide the Company with reasonable advance notice of its intent.

13.9. The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Adviser and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.10. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2. The existing 6th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts supports wholly or partially by the Account (the “Contracts”), and said Contracts are listed in Schedule A hereto, as it may be revised or supplemented from time to time with notice to all parties;

3. Schedule A of the agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4. Section 4.5 deleted in its entirety and replaced with the following:

4.5. The applicable Fund will provide to the Company at least one complete copy of all registration statements, Summary Prospectuses and/or Statutory Prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to such Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities. Notice of amendments or other changes to the Fund’s Summary Prospectuses, Statutory Prospectuses and/or SAI will be made in writing (including email at the address(es) provided by the Company, or via other electronic means as mutually agreed) by sending supplements to and or revised copies of such regulatory documents (including links to such documents within electronic mail), to which Company hereby consents.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: September 1, 2013

PIMCO VARIABLE INSURANCE TRUST		PIMCO INVESTMENTS LLC

By:	/s/ Henrik P. Larsen	By:	/s/ Gregory A. Bishop
Name:	Henrik P. Larsen	Name:	Gregory A. Bishop
Title:	Vice President	Title:	Head of Business Management
Date:	9/25/13	Date:	9/25/13

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	9-27-13

SCHEDULE A

Revised September 1, 2013

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account A

Merrill Lynch Variable Life Separate Account

CONTRACTS

Merrill Lynch Investor Choice-Investor Series, a variable annuity contract

Merrill Lynch Retirement Power, a variable annuity contract

Merrill Lynch Legacy Power, a variable life insurance policy

Merrill Lynch Retirement Optimizer, a variable annuity contract

Merrill Lynch Retirement Plus, a variable annuity contract

PORTFOLIOS

Low Duration Portfolio – Administrative Class

Real Return Portfolio – Administrative Class

CommodityRealReturn Strategy Portfolio – Administrative Class

Total Return Portfolio – Administrative Class